As filed with the Securities and Exchange Commission on December 7, 2017.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CURO GROUP HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Delaware	6199	90-0934597
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3527 North Ridge Road

Wichita, Kansas 67205

(316) 425-1410

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

CURO Group Holdings Corp. 2017 Incentive Plan

CURO Group Holdings Corp. Employee Stock Purchase Plan

CURO Group Holdings Corp. 2010 Equity Incentive Plan

(Full titles of the plans)

Vin Thomas

Chief Legal Officer

3527 North Ridge Road

Wichita, Kansas 67205

(316) 425-1410

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Cristopher Greer

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share
-2010 EIP	1,977,480 shares(2)	$ 3.04(3)	$6,011,539.20(3)	$ 748.44
-2017 Incentive Plan	5,000,000 shares(4)	$14.00(5)	$ 70,000,000(5)	$8,715,000
-ESPP	2,500,000 shares(6)	$14.00(7)	$ 35,000,000(7)	$ 4,357.50
Total	9,477,480 shares			$13,820.94

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of CURO Group Holdings Corp. (the “Registrant”), par value $0.001 (“Common Stock”) that become issuable under the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction.
(2)	Represents shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted pursuant to the CURO Group Holdings Corp. (f/k/a Speedy Cash Holdings Corp.) 2010 Equity Incentive Plan (the “2010 EIP”) as of the date of this Registration Statement.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price for the 1,977,480 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options granted pursuant to the 2010 EIP are calculated using a weighted average exercise price of $3.04 per share based on exercise prices for such outstanding stock options ranging from $0.85 to $8.86 per share.
(4)	Represents 1,516,241 shares of Common Stock reserved for issuance pursuant to restricted stock unit awards outstanding pursuant to Registrant’s 2017 Incentive Plan (the “2017 Incentive Plan”) as of the date of this Registration Statement and 3,483,759 shares of Common stock reserved for future issuance pursuant to the 2017 Incentive Plan as of the date of this Registration Statement.
(5)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) of the Securities Act, based on the 5,000,000 shares of Common Stock reserved for future grants of awards, the proposed maximum aggregate offering price per share and proposed maximum aggregate offering price is based on the price per share of Common Stock in the initial public offering of the Common Stock as set forth in the Registrant’s prospectus filed with the Securities and Exchange Commission (the “Commission”) on December 7, 2017 pursuant to Rule 424(b) of the Securities Act.
(6)	Represents shares of Common Stock reserved for future issuance pursuant to the Registrant’s Employee Stock Purchase Plan (the “ESPP”) as of the date of this Registration Statement.
(7)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) of the Securities Act, based on the 2,500,000 shares of Common Stock reserved for future grants of awards, the proposed maximum aggregate offering price per share and proposed maximum aggregate offering price is based on the price per share of Common Stock in the initial public offering of the Common Stock as set forth in the Registrant’s prospectus filed with the Commission on December 7, 2017 pursuant to Rule 424(b) of the Securities Act. Pursuant to the ESPP, the purchase price of the Common Stock reserved for issuance thereunder will not be less than an amount equal to 85% of the fair market value of the shares of Common Stock on the applicable purchase date.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Part I of Form S-8 are omitted from this Registration Statement in accordance with Rule 428 of the United States Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 and will be delivered to participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Commission:

(a)	The Registrant’s prospectus filed on December 7, 2017 pursuant to Rule 424(b)(1) of the Securities Act, relating to the registration statement on Form S-1 originally filed on October 24, 2017, as amended (File No. 333-221081).

(b)	The description of the Registrant’s common stock contained in the Registrant’s registration statement on Form 8-A filed on December 4, 2017 (File No. 333-221081) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents, reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents with the Commission; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are “furnished” and not “filed” in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement unless the Registrant expressly provides to the contrary that such document or information is incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the General Corporation Law of the State of Delaware authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers and directors under certain circumstances and subject to certain limitations. The terms of Section 145 of the General Corporation Law of the State of Delaware are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended.

As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, the Registrant’s amended and restated certificate of incorporation includes provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the General Corporation Law of the State of Delaware (regarding unlawful dividends and stock purchases); or

•	any transaction from which the director derived an improper personal benefit.

To the extent Section 102(b)(7) is interpreted, or the General Corporation Law of the State of Delaware is amended, to allow similar protections for officers of a corporation, such provisions of the Registrant’s amended and restated certificate of incorporation shall also extend to those persons.

In addition, as permitted by Section 145 of the General Corporation Law of the State of Delaware, the amended and restated bylaws of the Registrant provide that:

•	The Registrant shall indemnify its directors and officers for serving the Registrant in those capacities or for serving other business enterprises at the Registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

•	The Registrant may, in its discretion, indemnify employees and agents as set forth in the General Corporation Law of the State of Delaware.

•	The Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

•	The Registrant will not be obligated pursuant to its amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by the Registrant’s board of directors or brought to enforce a right to indemnification.

•	The rights conferred in the amended and restated bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons.

The Registrant has entered, and intends to continue to enter, into separate indemnification agreements with each of its directors and officers that provide the maximum indemnity allowed to directors and officers by Section 145 of the General Corporation Law of the State of Delaware and also provide for certain additional procedural protections. The Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

The indemnification provisions in the Registrant’s amended and restated certificate of incorporation, amended and restated bylaws and the indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

The following exhibits are filed herewith:

		Incorporated by Reference
Exhibit No.	Description	Form	File No.	Exhibit	Filing Date	Filed Herewith

4.1	Form of Common Stock Certificate.	S-1/A	333-221081	4.1	November 28, 2017

5.1	Opinion of Willkie Farr & Gallagher LLP.					X

23.1	Consent of Independent Registered Public Accounting Firm.					X

23.2	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1).					X

24.1	Power of Attorney (included on signature page of this Form S-8).					X

99.1	CURO Group Holdings Corp. 2017 Incentive Plan.	S-1/A	333-221081	10.5	November 28, 2017

99.2	CURO Group Holdings Corp. Employee Stock Purchase Plan.	S-1/A	333-221081	10.6	November 28, 2017

99.3	CURO Group Holdings Corp. (f/k/a Speedy Group Holdings Corp.) 2010 Equity Incentive Plan and Form of Stock Option Agreement.	S-1	333-221081	10.4	October 24, 2017

ITEM 9. UNDERTAKINGS.

A. The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(1)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(2)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(3)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1) and (a)(2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wichita, State of Kansas, on December 7, 2017.

CURO GROUP HOLDINGS CORP.

By:	/s/ Don Gayhardt
Name:	Don Gayhardt
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Don Gayhardt, Roger Dean and David Strano, and each of them, as attorney-in-fact with full power of substitution and re- substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Don Gayhardt Don Gayhardt	President, Chief Executive Officer and Director (Principal Executive Officer)	December 7, 2017

/s/ Roger Dean Roger Dean	Treasurer, Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 7, 2017

/s/ David Strano David Strano	Chief Accounting Officer (Principal Accounting Officer)	December 7, 2017

/s/ Doug Rippel Doug Rippel	Director	December 7, 2017

/s/ Chad Faulkner Chad Faulkner	Director	December 7, 2017

/s/ Mike McKnight Mike McKnight	Director	December 7, 2017

/s/ Chris Masto Chris Masto	Director	December 7, 2017

/s/ Karen Winterhof Karen Winterhof	Director	December 7, 2017

/s/ Andrew Frawley Andrew Frawley	Director	December 7, 2017

/s/ Dale E. Williams Dale E. Williams	Director	December 7, 2017